FIRST QUARTER REPORT − 2014 Dear Fellow Shareholders: The first quarter of 2014 reflects the impact of several strategic initiatives. Whether the need for change is a result of the ever-changing economic environment, increased regulations or changes in customer preferences, Camden National is fortunate to be well-positioned in the marketplace as we are large enough to keep up with new demands, yet small enough to remain true to our community banking philosophies. Our strategies to enhance our geographic reach resulted in the announcement of a commercial loan production office in Manchester, New Hampshire. Led by a seasoned commercial lender, this office will initially focus on commercial real estate opportunities that complement our existing efforts based out of our Portland office. During the first quarter we introduced technology enhancements focused on the customer experience, while improving operational efficiency. In March 2014, we launched Mobile Deposit as part of our mobile banking platform resulting in over 4,000 electronic deposits totaling over $2 million to-date. We also upgraded our fleet of ATMs, further enhancing our commitment to ‘‘Smart ATM’’ technology. While much of this impact is behind the scenes, it allows us to remain current with changing technology and be on the forefront of securing our customer’s information. Our experienced team of technology and security professionals continue to work to ensure the safety of our employees, customers, and their information. In the first quarter of 2014, several security related issues occurred, including the lingering effects of a data breach at a national retailer in late 2013, a robbery of our Corinth branch, and a global internet virus threat. Events such as these, and our ability to respond, highlight the benefits of continuing to invest in technology and security across the organization. From a financial perspective, our first quarter 2014 results were strong, also representing the impact of many strategic decisions. Our market expansion and hiring of additional lenders resulted in a $40 million increase in loans since year-end, a 10% annualized growth rate, fueled by commercial loan growth. Net income of $5.7 million for the first quarter of 2014 was up $53,000 from the first quarter of 2013. First quarter 2014 net income excludes the income contribution of the Franklin County branches divested in October 2013, which contributed approximately $146,000 to first quarter 2013 net income. Diluted earnings per share was $0.75 for the first quarter of 2014 compared to $0.74 for the same period a year ago. Return on average equity improved to 9.97% for the first quarter of 2014 compared to 9.81% for the first quarter of 2013, while return on average assets was 0.89% compared to 0.90%, respectively, for those same time periods. The Board of Directors declared a dividend of $0.27 per common share. Our risk-based capital ratios remain strong as indicated by a Tier I Leverage Ratio of 9.27% and a Total Risk-Based Capital Ratio of 15.89% at March 31, 2014, which are well in excess of regulatory requirements. Your continued support of Camden National Corporation, as shareholders and customers, is much appreciated. Sincerely, Gregory A. Dufour President and Chief Executive Officer CamdenNational.com | 800-860-8821

Camden National Corporation

FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)	At or For The Three Months Ended March 31, 2014	2013
Earnings and Dividends		
Net interest income	$ 18,410	$ 19,168
Provision for credit losses	493	674
Non-interest income	5,685	6,336
Non-interest expense	15,125	16,500
Income before taxes	8,477	8,330
Income taxes	2,762	2,668
Net income	$ 5,715	$ 5,662
Diluted earnings per share	$ 0.75	$ 0.74
Cash dividends declared per share	0.27	0.27
Performance Ratios		
Return on average equity	9.97%	9.81%
Return on average assets	0.89%	0.90%
Net interest margin	3.08%	3.27%
Efficiency ratio	62.69%	63.88%
Balance Sheet (end of period)		
Investments	$ 824,632	$ 823,344
Loans and loans held for sale	1,620,186	1,579,775
Allowance for loan losses	21,670	23,369
Total assets	2,640,666	2,590,817
Deposits	1,836,679	1,951,785
Borrowings	541,390	366,219
Shareholders' equity	231,469	235,575
Book Value per Share and Capital Ratios		
Book value per share	$ 30.93	$ 30.85
Tangible book value per share	24.38	23.91
Tier I leverage capital ratio	9.27%	8.95%
Total risk-based capital ratio	15.89%	15.60%
Asset Quality		
Allowance for credit losses to total loans	1.34%	1.48%
Net charge-offs to average loans (annualized)	0.10%	0.09%
Non-performing loans to total loans	1.68%	1.72%
Non-performing assets to total assets	1.13%	1.12%


LOAN BALANCES AT END OF PERIOD
BILLIONS
$1.650
$1.625
$1.600
$1.575
$1.550
$1.525
$1.500
$1.475
1st Q 2012
2nd Q 2012
3rd Q 2012
4th Q 2012
1st Q 2013
2nd Q 2013
3rd Q 2013
4th Q 2013
1st Q 2014


CAMDEN NATIONAL STOCK PRICE
(as of last business day of month)
$46
$44
$42
$40
$38
$36
$34
$32
$30
$41.20
$33.08
$35.47
$40.76
$41.84
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
2013
2014

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.

CamdenNational.com | 800-860-8821